Exhibit 21

Form 10-K Item 15A (3) Exhibit 21

A. T. Cross Company
Subsidiaries, Branches and Divisions

A.T. Cross (Asia Pacific) Limited Hong Kong Branch Hong Kong Special Administrative Region of the People's Republic of China	A.T. Cross (Asia Pacific) Limited Singapore Branch Singapore
A.T. Cross (Asia Pacific) Limited Taiwan Branch Taipei, Taiwan, The Republic of China	A.T. Cross Benelux B.V. Woerden, The Netherlands
A.T. Cross Company French Branch Paris, France	A.T. Cross Deutschland GmbH Mainz, Federal Republic of Germany
A.T. Cross Limited Ballinasloe, Republic of Ireland	A.T. Cross Limited Luton, Bedfordshire, England
A.T. Cross Stationery (Dongguan) Company Limited Dong Guan City, The People's Republic of China	A.T.X. International, Inc. Lincoln, Rhode Island
Costa Del Mar Sunglasses, Inc. Ormond Beach, Florida	Cross Company of Japan, Ltd. Tokyo, Japan
Cross Retail Ventures, Inc. Lincoln, Rhode Island

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